YUM! BRANDS

DIRECTOR DEFERRED COMPENSATION PLAN

Plan Document for the 409A Program
Restated as of January 1, 2023

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ARTICLE I – INTRODUCTION		1

ARTICLE II – DEFINITIONS		2
2.01	ACCOUNT:	2
2.02	ACT:	2
2.03	ANNUAL RETAINER:	2
2.04	BENEFICIARY:	2
2.05	CODE:	2
2.06	COMPANY:	3
2.07	COMPENSATION YEAR:	3
2.08	DEFERRAL SUBACCOUNT:	3
2.09	DIRECTOR:	3
2.10	DIRECTOR COMPENSATION:	3
2.11	DISABILITY:	3
2.12	DISTRIBUTION VALUATION DATE:	4
2.13	ELECTION FORM:	4
2.14	ELIGIBLE DIRECTOR:	4
2.15	ERISA:	4
2.16	FAIR MARKET VALUE:	4
2.17	409A PROGRAM:	5
2.18	INITIAL RETAINER:	5
2.19	KEY EMPLOYEE:	5
2.20	PARTICIPANT:	6
2.21	PLAN:	6
2.22	PLAN ADMINISTRATOR:	6
2.23	PLAN YEAR:	6
2.24	PRE-409A PROGRAM:	6
2.25	SECOND LOOK ELECTION:	7
2.26	SECTION 409A:	7
2.27	SEPARATION FROM SERVICE:	7
2.28	SPECIFIC PAYMENT DATE:	7
2.29	UNFORESEEABLE EMERGENCY:	8
2.30	U.S.:	8
2.31	VALUATION DATE:	8
2.32	YUM! BRANDS ORGANIZATION:	8

ARTICLE III – ELIGIBILITY AND PARTICIPATION		9
3.01	ELIGIBILITY TO PARTICIPATE:	9
3.02	TERMINATION OF ELIGIBILITY TO DEFER:	9
3.03	TERMINATION OF PARTICIPATION:	9

ARTICLE IV – DEFERRAL OF COMPENSATION		10
4.01	DEFERRAL ELECTION:	10
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4.02	TIME AND MANNER OF DEFERRAL ELECTION:	10
4.03	PERIOD OF DEFERRAL; FORM OF PAYMENT:	11
4.04	SECOND LOOK ELECTION:	13
4.05	DEFERRAL OF INITIAL RETAINER:	16

ARTICLE V – INTERESTS OF PARTICIPANTS		17
5.01	ACCOUNTING FOR PARTICIPANTS’ INTERESTS:	17
5.02	PHANTOM INVESTMENT OF ACCOUNT:	17
5.03	VESTING OF A PARTICIPANT’S ACCOUNT:	18

ARTICLE VI – DISTRIBUTIONS		19
6.01	GENERAL:	19
6.02	DISTRIBUTIONS BASED ON A SPECIFIC PAYMENT DATE:	19
6.03	DISTRIBUTIONS ON ACCOUNT OF A SEPARATION FROM SERVICE:	20
6.04	DISTRIBUTIONS ON ACCOUNT OF DEATH:	22
6.05	DISTRIBUTIONS ON ACCOUNT OF UNFORESEEABLE EMERGENCY:	24
6.06	DISTRIBUTIONS OF INITIAL RETAINERS:	24
6.07	VALUATION:	24
6.08	IMPACT OF SECTION 16 OF THE ACT ON DISTRIBUTIONS:	25
6.09	ACTUAL PAYMENT DATE:	25

ARTICLE VII – PLAN ADMINISTRATION		26
7.01	PLAN ADMINISTRATOR:	26
7.02	ACTION:	26
7.03	POWERS OF THE PLAN ADMINISTRATOR:	26
7.04	COMPENSATION, INDEMNITY AND LIABILITY:	27
7.05	WITHHOLDING:	28
7.06	SECTION 16 COMPLIANCE:	28
7.07	CONFORMANCE WITH SECTION 409A:	29

ARTICLE VIII – CLAIMS PROCEDURE		30
8.01	CLAIMS FOR BENEFITS:	30
8.02	APPEALS OF DENIED CLAIMS:	30
8.03	SPECIAL CLAIMS PROCEDURES FOR DISABILITY DETERMINATIONS:	31
8.04	EXHAUSTION OF CLAIMS PROCEDURES.	31

ARTICLE IX – AMENDMENT AND TERMINATION		35
9.01	AMENDMENT OF PLAN:	35
9.02	TERMINATION OF PLAN:	35

ARTICLE X – MISCELLANEOUS		36
10.01	LIMITATION ON PARTICIPANT'S RIGHTS:	36
10.02	UNFUNDED OBLIGATION OF THE COMPANY:	36
10.03	OTHER PLANS:	36

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10.04	RECEIPT OR RELEASE:	36
10.05	GOVERNING LAW:	36
10.06	GENDER, TENSE AND EXAMPLES:	37
10.07	SUCCESSORS AND ASSIGNS; NONALIENATION OF BENEFITS:	37
10.08	FACILITY OF PAYMENT:	37

ARTICLE XI – AUTHENTICATION		38

APPENDIX		39

ARTICLE A		40

ARTICLE XII		42
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ARTICLE I - INTRODUCTION

YUM! Brands, Inc. (the "Company") established the YUM! Brands Director Deferred Compensation Plan (the "Plan") to permit Eligible Directors to defer certain compensation paid to them as Directors.

The Plan consists of two primary components, each of which is subject to separate documentation: (i) deferrals under the Plan that were earned and vested prior to the 2004-2005 Compensation Year (the "Pre-409A Program"), and (ii) and deferrals under the Plan that were not earned and vested prior to the 2004-2005 Compensation Year (the "409A Program"). The 409A Program is governed by this document. The Pre-409A Program is governed by a separate set of documents. Except as otherwise provided herein, this document reflects the provisions that were originally in effect from and after January 1, 2005 (the "Effective Date"), and it was restated as of January 1, 2023. This document governs the rights and benefits of individuals who are Participants in the Plan from and after the Effective Date (and of those claiming through or on behalf of such individuals) in the case of actions and events occurring on or after January 1, 2005, with respect to deferrals that are subject to the 409A Program. For purposes of the preceding sentence, the term "actions and events" shall include all distribution trigger events and dates. The rights and benefits with respect to persons who only participated in the Plan prior to January 1, 2005 shall be governed by the applicable provisions of the Pre-409A Program documents that were in effect at such time, and shall not be governed by the 409A Program documents.

Together, the documents for the 409A Program and the documents for the Pre-409A Program describe the terms of a single plan. However, amounts subject to the terms of this 409A Program and amounts subject to the terms of the Pre-409A Program shall be tracked separately at all times. The preservation of the terms of the Pre-409A Program, without material modification, and the separation between the 409A Program amounts and the Pre-409A Program amounts are intended to permit the Pre-409A Program to remain exempt from Section 409A and the administration of the Plan shall be consistent with this intent.

For federal income tax purposes, the Plan is intended to be a nonqualified unfunded deferred compensation plan that is unfunded and unsecured. For purposes of ERISA, the Plan is intended to be exempt from ERISA coverage as a plan that solely benefits non-employees (or alternatively, a plan described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA providing benefits to a select group of management or highly compensated employees).

This document for the 409A Program has been periodically amended after the Effective Date. The current document includes all amendments adopted through the January 1, 2023 restatement. Where applicable, this document contains specific effective dates for these amendments.

ARTICLE II - DEFINITIONS

When used in this Plan, the following underlined terms shall have the meanings set forth below unless a different meaning is plainly required by the context:

2.01Account:

The account maintained for a Participant on the books of the Company to determine, from time to time, the Participant's interest under this Plan. The balance in such Account shall be determined by the Plan’s designated recordkeeper pursuant to any guidelines established by the Plan Administrator. Each Participant's Account shall consist of at least one Deferral Subaccount for each separate deferral under Section 4.01. The Plan Administrator may also establish such additional Deferral Subaccounts as it deems necessary for the proper administration of the Plan. The Plan Administrator may also combine Deferral Subaccounts to the extent it deems separate accounts are not needed for sound recordkeeping. Where appropriate, a reference to a Participant’s Account shall include a reference to each applicable Deferral Subaccount that has been established thereunder.

2.02Act:

The Securities Exchange Act of 1934, as amended from time to time.

2.03Annual Retainer:

An Eligible Director’s annual stock grant retainer received as compensation for service on the Company’s Board of Directors. Subject to the next sentence, the Annual Retainer shall be limited to the amount due an Eligible Director for the discharge of his or her duties as a member of the Board of Directors of the Company, and shall be reduced for any applicable tax levies, garnishments and other legally required deductions. Notwithstanding the preceding sentence, an Eligible Director’s Annual Retainer may be reduced by an item described in the preceding sentence only to the extent such reduction does not violate Section 409A.

2.04Beneficiary:

The person or persons (including a trust or trusts) properly designated by a Participant, as determined by the Plan Administrator, to receive the amounts in one or more of the Participant’s Deferral Subaccounts in the event of the Participant’s death in accordance with Section 4.02(c).

2.05Code:

The Internal Revenue Code of 1986, as amended from time to time.

2.06Company:

YUM! Brands, Inc., a corporation organized and existing under the laws of the State of North Carolina, or its successor or successors.

2.07Compensation Year:

The 12-month period of time for which Directors are compensated for their services on the Board of Directors, commencing with the annual retainer payable on October 1 in one calendar year and concluding on September 30 of the following calendar year.

2.08Deferral Subaccount:

A subaccount of a Participant's Account maintained to reflect his or her interest in the Plan attributable to each deferral (or separately tracked portion of a deferral) of Director Compensation, and earnings or losses credited to such subaccount in accordance with Section 5.01(b).

2.09Director:

A person who is a member of the Board of Directors of the Company and who is not currently an employee of the YUM! Brands Organization.

2.10Director Compensation:

The Annual Retainer, Initial Retainer or both as the context may require.

2.11Disability:

A Participant shall be considered to suffer from a Disability, if, in the judgment of the Plan Administrator (based on the provisions of Section 409A and any guidelines established by the Plan Administrator for this purpose), the Participant –

(a) Is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(b) By reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than 3 months under an accident and health plan of the Company.

Solely for those Participants who are otherwise eligible for Social Security, a Participant who is determined to be totally disabled by the Social Security Administration will be deemed to satisfy the requirements of Subsection (a), and a Participant who has not been determined to be totally disabled by the Social Security Administration will be deemed to not meet the requirements of Subsection (a).

2.12Distribution Valuation Date:

Each date as specified by the Plan Administrator from time to time as of which Participant Accounts are valued for purposes of a distribution from a Participant’s Account. The current Distribution Valuation Dates are March 31, June 30, September 30 and December 31 (on and after January 1, 2025, the Distribution Valuation Dates will be March 31, and September 30). Any current Distribution Valuation Date may be changed by the Plan Administrator, provided that such change does not result in a change in when deferrals are paid out that is impermissible under Section 409A. Values are determined as of the close of a Distribution Valuation Date or, if such date is not a business day, as of the close of the preceding business day.

2.13Election Form:

The form prescribed by the Plan Administrator on which a Participant specifies the amount of his or her Annual Retainer to be deferred and the timing and form of his or her deferral payout, pursuant to the provisions of Article IV. An Election Form need not exist in a paper format, and it is expressly authorized that the Plan Administrator may make available for use such technologies, including voice response systems, Internet-based forms and any other electronic forms, as it deems appropriate from time to time.

2.14Eligible Director:

The term “Eligible Director” shall have the meaning given to it in Section 3.01(b).

2.15ERISA:

Public Law 93-406, the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.16Fair Market Value:

For purposes of converting a Participant’s deferrals to phantom YUM! Brands Common Stock as of any date, the Fair Market Value of such stock is the closing price on such date (or if such date is not a trading date, the first date immediately following such date that is a trading date) for YUM! Brands Common Stock as reported on the composite tape for securities listed on the New York Stock Exchange, Inc., rounded to two decimal places. For purposes of determining the cash value of a Plan distribution, the Fair Market Value of phantom YUM! Brands Common Stock is determined as the closing price on the applicable Distribution Valuation Date for YUM! Brands Common Stock as reported on the composite tape for securities listed on the New York Stock Exchange, Inc., rounded to two decimal places.

2.17409A Program:

The term “409A Program” shall have the meaning given to it in Article I, which shall be effective as of January 1, 2005, except as otherwise noted herein.

2.18Initial Retainer:

An Eligible Director’s one-time initial stock grant retainer paid on the date the Eligible Director joins the Company’s Board of Directors. Subject to the next sentence, the Initial Retainer shall be limited to the amount due an Eligible Director for the discharge of his or her duties as a member of the Board of Directors of the Company, and shall be reduced for any applicable tax levies, garnishments and other legally required deductions. Notwithstanding the preceding sentence, an Eligible Director’s Initial Retainer may be reduced by an item described in the preceding sentence only to the extent such reduction does not violate Section 409A.

2.19Key Employee:

The individuals identified in accordance with the principles set forth below.

(a) General. Any Participant who at any time during the applicable year is –

(1) An officer of any member of the YUM! Brands Organization having annual compensation greater than $130,000 (as adjusted for the applicable year under Code Section 416(i)(1));

(2) A 5-percent owner of any member of the YUM! Brands Organization; or

(3) A 1-percent owner of any member of the YUM! Brands Organization having annual compensation of more than $150,000.

For purposes of (1) above, no more than 50 employees identified in the order of their annual compensation shall be treated as officers. For purposes of this Section, annual compensation means compensation as defined in Treas. Reg. §1.415(c)-2(a), without regard to Treas. Reg. §§1.415(c)-2(d), 1.415(c)-2(e), and 1.415(c)-2(g); provided, however, that effective as of the Key Employee identification date that occurs on December 31, 2009, annual compensation shall not include compensation excludible from an employee’s gross income on account of the location of the services or the identity of the employer that is not effectively connected with the conduct of a trade or business in the United States, in accordance with Treas. Reg. § 1.415(c)-2(g)(5)(ii). The Plan Administrator shall determine who is a Key Employee in accordance with Code Section 416(i) and the applicable regulations and other guidance of general applicability issued thereunder or in connection therewith (provided, that Code Section 416(i)(5) shall not apply in making such determination), and provided further that the applicable year shall be determined in accordance with Section 409A and that any modification of the foregoing definition that applies under Section 409A shall be taken into account.

(b) Applicable Year. The Plan Administrator shall determine Key Employees as of the last day of each calendar year (the “determination date”), based on compensation for such year, and the designation for a particular determination date shall be effective for purposes of this Plan for the twelve month period commending on April 1 of the next following calendar year (e.g., the Key Employees determined by the Plan Administrator as of December 31, 2008, shall apply to the period from April 1, 2009, to March 31, 2010).

2.20Participant:

Any Director who is qualified to participate in this Plan in accordance with Section 3.01 and who has an Account. An active Participant is one who is currently deferring under Section 4.01.

2.21Plan:

The YUM! Brands Director Deferred Compensation Plan, comprised of (i) the 409A Program set forth herein and (ii) the Pre-409A Program set forth in a separate set of documents, as each may be amended and restated from time to time (subject to the limitations on amendment that are applicable hereunder and under the Pre-409A Program).

2.22Plan Administrator:

The Board of Directors of the Company or its delegate or delegates, which shall have the authority to administer the Plan as provided in Article VII. As of the Effective Date, the Company’s Chief People Officer is delegated the responsibility for the operational administration of the Plan. In turn, the Chief People Officer has the authority to re-delegate operational responsibilities to other persons or parties. As of the Effective Date, the Chief People Officer has re-delegated certain operational responsibilities to the Company’s Executive Compensation Department. However, references in this document to the Plan Administrator shall be understood as referring to the Board of Directors, the Chief People Officer and those delegated by the Chief People Officer, including the Company’s Executive Compensation Department. All delegations made under the authority granted by this Section are subject to Section 7.06.

2.23Plan Year:

The 12-consecutive month period beginning on January 1 and ending on December 31.

2.24Pre-409A Program:

The term “Pre-409A Program” shall have the meaning given to it in Article I.

2.25Second Look Election:

The term “Second Look Election” shall have the meaning given to it in Section 4.04. A Second Look Election is also sometimes referred to as a “Relook Election”.

2.26Section 409A:

Code Section 409A and the applicable regulations and other guidance of general applicability that are issued thereunder.

2.27Separation from Service:

A Participant’s separation from service as defined in Section 409A, including (i) the rule that a Participant who is Disabled incurs a Separation from Service 29 months after the Participant is no longer actively rendering services to the Company, and (ii) the default fifty percent (50%) test described in Treas. Reg. §1.409A-1(h)(3) to identify entities that are considered controlled affiliates of the Company. In the event the Participant also provides services other than as a Director for the benefit of the Company or its affiliates, as determined under the prior sentence, such other services shall not be taken into account in determining when a Separation from Service occurs to the extent permitted under Treas. Reg. § 1.409A-1(h)(5). The term may also be used as a verb (i.e., “Separates from Service”) with no change in meaning.

2.28Specific Payment Date:

A specific date selected by an Eligible Director that triggers a lump sum payment of a deferral or the start of installment payments for a deferral, as specified in Section 4.03 or 4.04. The Specific Payment Dates that are available to be selected by Eligible Directors shall be determined by the Plan Administrator. With respect to any deferral, the currently available Specific Payment Date(s) shall be the date or dates reflected on the Election Form or the Second Look Election form that is made available by the Plan Administrator for the deferral. The Plan’s Specific Payment Dates from and after January 1, 2023 are as follows:

(a) Effective with respect to elections to defer Annual Retainer for the 2024-2025 Compensation Year and later Compensation Years and Second Look Elections that are made on or after January 1, 2024, the Specific Payment Date for a Plan Year shall be April 1.

(b) The Specific Payment Dates for elections that precede those to which subsection (a) applies shall be:

(1)Prior to January 1, 2025, January 1, April 1, July 1, or October 1.

(2) Effective January 1, 2025, April 1 or October 1. Accordingly, a deferral that prior to 2025 would have been paid on January 1 of a Plan Year, in accordance with paragraph (1), shall be paid on April 1 of the Plan Year, and a deferral that prior to 2025 would have been paid on July 1 of a Plan Year, in accordance with paragraph (1), shall be paid on October 1 of the Plan Year.

2.29Unforeseeable Emergency:

A severe financial hardship to the Participant resulting from –

(a) An illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or the Participant’s dependent (as defined in Code Section 152(a) without regard to Code Sections 152(b)(1), 152(b)(2) and 152(d)(1)(B));

(b) Loss of the Participant’s property due to casualty (including, effective January 1, 2009, the need to rebuild a home following damage to the home not otherwise covered by insurance); or

(c) Any other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

The Plan Administrator shall determine the occurrence of an Unforeseeable Emergency in accordance with Treas. Reg. §1.409A-3(i)(iii) and any guidelines that may be established by the Plan Administrator.

2.30U.S.:

The United States, comprised of its 50 states, the District of Columbia, and its possessions (other than Puerto Rico).

2.31Valuation Date:

Each business day, as determined by the Plan Administrator, as of which Participant Accounts are valued in accordance with Plan procedures that are currently in effect. The Plan Administrator may change the Valuation Dates for future deferrals at any time before the election to make such deferrals becomes irrevocable under the Plan. The Plan Administrator may change the Valuation Dates for existing deferrals only to the extent that such change in permissible under Section 409A.

2.32YUM! Brands Organization:

The controlled group of organizations of which the Company is a part, as defined by Code section 414(b) and (c) and the regulations issued thereunder. An entity shall be considered a member of the YUM! Brands Organization only during the period it is one of the group of organizations described in the preceding sentence.

ARTICLE III – ELIGIBILITY AND PARTICIPATION

3.01Eligibility to Participate:

(a) An individual shall be eligible to defer compensation under the Plan during the period that he or she is a Director hereunder.

(b) During the period an individual satisfies the eligibility requirements of this Section, he or she shall be referred to as an Eligible Director.

(c) Each Eligible Director shall become an active Participant on the earlier of the date an amount is first withheld from his or her compensation pursuant to an Election Form submitted by the Director to the Plan Administrator under Section 4.01 or, the date on which an Initial Retainer is first deferred and credited to the Plan on his or her behalf under Section 4.05.

3.02Termination of Eligibility to Defer:

An individual’s eligibility to participate actively by making deferrals under Section 4.01 shall cease as soon as administratively practicable following the date he or she ceases to be a Director; provided that the cessation of eligibility shall not affect any election already made that otherwise has become irrevocable in accordance with the rules of this Plan.

3.03Termination of Participation:

An individual, who has been an active Participant under the Plan, ceases to be a Participant on the date his or her Account is fully paid out; provided, however, even if a Participant’s Account is fully paid out, participation shall continue under the Plan if there is an expectation that the Participant shall be entitled to future benefits under the Plan.

ARTICLE IV – DEFERRAL OF COMPENSATION

4.01Deferral Election:

(a) Each Eligible Director may make an election to defer under the Plan in 10% increments up to 100% of his or her Annual Retainer for a Compensation Year in the manner described in Section 4.02. Such election to defer shall apply to the Annual Retainer that is earned for services performed in the corresponding Compensation Year. A newly Eligible Director may only defer the portion of his or her eligible Annual Retainer for the Compensation Year in which he or she becomes an Eligible Director that is earned for services performed after the date of his or her election. For this purpose, if a valid Election Form is received prior to the date on which the Eligible Director becomes a Director and the Election Form is effective under Section 4.02(a) as of the date on which the Eligible Director becomes a Director, then the Director shall be deemed to receive all of his or her Annual Retainer for the Compensation Year in which he or she becomes an Eligible Director after the date of the election. Any Annual Retainer deferred by an Eligible Director for a Compensation Year will be deducted for each payment period during the Compensation Year for which he or she would otherwise be paid the Annual Retainer and is an Eligible Director. An Annual Retainer paid after the end of a Compensation Year for services performed during such initial Compensation Year shall be treated as an Annual Retainer for services performed during such initial Compensation Year.

(b) To be effective, an Eligible Director’s Election Form must set forth the percentage of the Annual Retainer to be deferred and any other information that may be requested by the Plan Administrator from time to time. In addition, the Election Form must meet the requirements of Section 4.02.

4.02Time and Manner of Deferral Election:

(a) Deferral Election Deadlines. An Eligible Director must make a deferral election for an Annual Retainer earned for services performed in a Compensation Year no later than December 31 of the calendar year immediately prior to the beginning of the Compensation Year (although the Plan Administrator may adopt policies that encourage or require earlier submission of Election Forms). If December 31 of such year is not a business day, then the deadline for deferral elections will be the first business day preceding December 31 of such year. In addition, an individual, who has been nominated for Director status, must submit an Election Form prior to becoming an Eligible Director or otherwise prior to rendering services as an Eligible Director, and such Election Form will be effective immediately upon commencement of the individual’s status as an Eligible Director or otherwise upon commencement of his or her services as an Eligible Director.

(b) General Provisions. A separate deferral election under subsection (a) above must be made by an Eligible Director for each Compensation Year’s compensation that is eligible for deferral. If a properly completed and executed Election Form is not actually received by the Plan Administrator by the prescribed time in subsection (a) above, the Eligible Director will be deemed to have elected not to defer any portion of the Annual Retainer for the applicable Compensation Year. Except as provided in the next sentence, an election is irrevocable once received and determined by the Plan Administrator to be properly completed (and such determination shall be made not later than the last date for making the election in question). Increases or decreases in the amount or percentage a Participant elects to defer shall not be permitted after the beginning of the calendar year during which the applicable Compensation Year begins; provided that if a Participant receives a distribution on account of an Unforeseeable Emergency pursuant to Section 6.06, the Plan Administrator may cancel the Participant’s deferral election for the year in which such distribution occurs. If an election is cancelled because of a distribution on account of an Unforeseeable Emergency, such cancellation shall permanently apply to the deferral election for such year, and the Participant will only be eligible to make a new deferral election for the next year pursuant to the rules in Sections 4.01 and 4.02.

(c) Beneficiaries. To the extent not inconsistent with applicable local law (as determined by the Plan Administrator), a Participant may designate on the Election Form (or in some other manner authorized by the Plan Administrator) one or more Beneficiaries to receive payment, in the event of his or her death, of the amounts credited to his or her Account; provided that, to be effective, any Beneficiary designation must be in writing, signed by the Participant, and must meet such other standards (including any requirement for spousal consent) as the Plan Administrator shall require from time to time. The Beneficiary designation must also be filed with the Plan Administrator prior to the Participant’s death. An incomplete Beneficiary designation, as determined by the Plan Administrator, shall be void and of no effect. In determining whether a Beneficiary designation that relates to the Plan is in effect, unrevoked designations that were received under the Pre-409A Program or prior to the Effective Date shall be considered. A Beneficiary designation of an individual by name remains in effect regardless of any change in the designated individual’s relationship to the Participant. Any Beneficiary designation submitted to the Plan Administrator that only specifies a Beneficiary by relationship shall not be considered an effective Beneficiary designation and shall be void and of no effect. If more than one Beneficiary is specified and the Participant fails to indicate the respective percentage applicable to two or more Beneficiaries, then each Beneficiary for whom a percentage is not designated will be entitled to an equal share of the portion of the Account (if any) for which percentages have not been designated. At any time, a Participant may change a Beneficiary designation for his or her Account in a writing that is signed by the Participant and filed with the Plan Administrator prior to the Participant’s death, and that meets such other standards as the Plan Administrator shall require from time to time. An individual who is otherwise a Beneficiary with respect to a Participant’s Account ceases to be a Beneficiary when all payments have been made from the Account; provided, however, even if the Account has been fully paid out, status as a Beneficiary shall continue under the Plan if there is an expectation that the Beneficiary shall be entitled to future benefits under the Plan.

4.03Period of Deferral; Form of Payment:

(a) Period of Deferral. An Eligible Director making a deferral election shall specify a deferral period on his or her Election Form by designating a Specific Payment Date and/or the date he or she incurs a Separation from Service. Any such deferral election must also be consistent with any additional administrative requirements that the Plan Administrator applies to initial elections. Except as necessary to conform to Section 6.03(e) (which will apply when

Separation from Service occurs shortly before an Eligible Executive’s 80th birthday and triggers a distribution right), in no event shall an Eligible Director’s Specific Payment Date be later than his or her 80th birthday (and the specification of such a later date shall be void). An Eligible Director’s designation of the date he or she incurs a Separation from Service as the end of the deferral period shall also be subject to earlier payment based on the Director’s 80th birthday, if the 80th birthday occurs on or before his or her Separation from Service. When payment is made based on the Eligible Director’s 80th birthday, the Eligible Director’s payment will be made in a lump sum as of the Specific Payment Date that occurs on or just after this 80th birthday (based on the particular date of payment that applies to the deferral in question in accordance with the definition of “Specific Payment Date”). In addition, an Eligible Director shall be deemed to have elected a period of deferral of not less than the first day of the second Plan Year after the end of the Plan Year during which the Annual Retainer would have been paid absent the deferral. This is the minimum deferral period under the Plan. In general, if the Specific Payment Date selected by an Eligible Director would result in a period of deferral that is less than the minimum, the Eligible Director shall be deemed to have selected a Specific Payment Date that occurs on or immediately following the last day of the minimum period of deferral as provided in the preceding sentence. Likewise, if an Eligible Director has elected payment upon his or her Separation from Service, the minimum period of deferral shall also apply to that election (which shall be subject to the provisions of Section 6.03(e) that require delayed payment when payment is triggered by a Separation from Service and the provisions of Section 6.03(e) that indicate the dates on which payment will occur when payment is triggered by a Separation from Service). Notwithstanding the two preceding sentences, if a deferral election for a period equal to the minimum period of deferral would extend beyond when the Eligible Director will attain age 80, the Eligible Director shall not be permitted to make the deferral election (and any such deferral election submitted by an Eligible Director shall be void). The restriction in the prior sentence applies to both an election of a Specific Payment Date or an election for payment based on Separation from Service. If an Eligible Director fails to affirmatively designate a period of deferral on his or her Election Form, he or she shall be deemed to have specified the date on which he or she incurs a Separation from Service.

(b) Form of Payment. An Eligible Director making a deferral election shall specify a form of payment on his or her Election Form by designating either a lump sum payment or installment payments. Any election of installment payments shall be subject to the installment period limits and the frequency and time of payment limits described below and, subject to these limits, the election shall specify (i) the fixed number of years over which installments shall be paid, and (ii) the frequency and time for payment of the installments.

(1) Effective with respect to elections to defer Annual Retainer for the 2024-2025 Compensation Year and for later Compensation Years, as well as with respect to Second Look Elections that are made on or after January 1, 2024, the following limits apply. The maximum installment period limit shall be 10 years (the durational limit) or the period until the Director’s 80th birthday (the age limit), if earlier, and the installment periods available that are shorter than the durational limit are solely 2 and 5 years (or the period until the Director’s 80th birthday, if earlier). The frequency limit shall be annual, and the time of payment date of the annual installment shall be April 1.

(2) In the case of elections that precede when paragraph (1) above is effective, the maximum installment period limit shall be 20 years (the durational limit) or the period until the Director’s 80th birthday (the age limit) if earlier, and shorter installment periods were available in accordance with the terms of the applicable Election Form. The frequency limit shall be annual, semi-annual or quarterly, and the available time of payment dates of the installments shall be January 1, April 1, July 1 and October 1. Notwithstanding the preceding sentence, effective as January 1, 2025 in accordance with Section 2.28(b), the frequency limit is semi-annual, and the available time of payment dates of the installments shall be April 1 and October 1.

If the Eligible Director elects installment payments for a period extending beyond the durational limit applicable above, such election shall be treated as void. If an Eligible Director elects installments for a period extending beyond the age limit applicable above, the amount to be distributed in connection with each installment payment shall be initially determined in accordance with Section 6.07 by assuming that the installments shall continue for the full number of installments that are elected (to the extent not greater than the durational limit) and then the entire remaining amount of the relevant Deferral Subaccount shall be distributed on the installment payment date that occurs on or immediately after the Eligible Director’s 80th birthday. If an Eligible Director fails to make a form of payment election for a deferral as provided above, he or she shall be deemed to have elected a lump sum payment. The initial form of payment for the Initial Retainer is governed by Section 4.05.

4.04Second Look Election:

(a) In General. Subject to Subsection (b) below, a Participant who has made a valid initial deferral in accordance with the foregoing provisions of this Article may subsequently make another one-time election regarding the time and/or form of payment of his or her deferral. This opportunity to modify the Participant’s initial election is referred to in this Plan as a “Second Look Election” (and is also referred to administratively as a “Relook Election”). A Second Look Election may be made for an Annual Retainer (but not for an Initial Retainer).

(b) Requirements for Second Look Elections. A Second Look Election is subject to all of the conditions of subsection (a) above and must comply with all of the following requirements:

(1) If a Participant’s initial election specified payment based on a Specific Payment Date, the Participant may only make a Second Look Election if the election is made at least 12 months before the Participant’s original Specific Payment Date. In addition, in this case the Participant’s Second Look Election must provide for a new Specific Payment Date that is at least 5 years after the original Specific Payment Date. The Specific Payment Date applicable pursuant to a Second Look Election may not be after the Participant’s 80th birthday, and if this would be necessary to comply with 5-year rule stated above, then a Second Look Election may not be made.

(2) Subject to subsection (d), if a Participant’s initial election specified payment based on the Participant’s Separation from Service (including mandatory deferrals under Section 4.05), the following shall apply. In the case of elections to defer Annual Retainer for the 2024-2025 Compensation Year and for later Compensation Years, no Second Look Election may be made with respect to an election specifying payment based solely on Separation from Service. In the case of earlier initial deferrals, the Participant may only make a Second Look Election if the election is made at least 12 months before the Participant’s Separation from Service. In addition, in this case the Participant’s Second Look Election must delay the payment of the Participant’s deferral to a new Specific Payment Date that (i) is not after the Participant’s 80th birthday and (ii) turns out to be at least 5 years after the payment date attributable to the Participant’s Separation from Service (determined taking into account the payment delay applicable under Section 6.03(e)). If the Specific Payment Date selected in a Second Look Election turns out to be less than 5 years after the payment date attributable to the Participant’s Separation from Service, the Second Look Election is void and payment shall be made based on the Participant’s Separation from Service.

(3) Subject to the special rules in subsection (d), if a Participant’s initial election specified payment based on the earlier of the Participant’s Separation from Service or a Specific Payment Date, the following shall apply. No Second Look Election may be made or shall apply with respect to the portion of the initial election that specifies payment based on Separation from Service. Further, the Participant may only make a Second Look Election with respect to the portion of the election that specifies a Specific Payment Date if the election complies with the advance election and payment delay requirements of paragraph (1) above. In addition, in this case the Participant must elect a new Specific Payment Date that is at least 5 years after the prior Specific Payment Date. Once effective, a Second Look Election under this paragraph (3) will provide for payment based on the new Specific Payment Date; however, payment will occur earlier if the Participant’s initial election provided for payment based on an earlier Separation from Service (and the Participant has such an earlier Separation from Service). If the resulting time of payment is based on the Participant’s Separation from Service, the specific time of payment shall be determined taking into account the payment delay applicable under Section 6.03(e).

(4) A Participant may make only one Second Look Election for each individual deferral, and each Second Look Election must comply with all of the relevant requirements of this Section.

(5) A Participant who uses a Second Look Election to change the form of the Participant’s payment from a lump sum to installments shall be subject to the provisions of subsection (c) below regarding installment payment elections, and such installment payments must begin no earlier than 5 years after when the lump sum payment would have been paid based upon the Participant’s initial election. However, a Participant may not make a Second Look Election if the election would provide for installment payments to begin after the Participant’s 80th birthday.

(6) If a Participant’s initial election specified payment in the form of installments and the Participant wants to elect installment payments over a greater or lesser number of years or wants to elect a different frequency of installment payments (e.g., a change from semi-annual installments to annual installments), the election will be subject to the provisions of the Plan regarding the number and payment of installment elections in subsection (c) below, and the first payment date of the new installment payment schedule must be no earlier than five years after the first payment date that applied under the Participant’s initial installment election. However, a Participant may not make such a Second Look Election if the election would provide for installment payments to begin after the Participant’s 80th birthday.

(7) If a Participant’s initial election specified payment in the form of installments and the Participant wants to elect instead payment in a lump sum, the earliest payment date of the lump sum must be no earlier than 5 years after the first payment date that applied under the Participant’s initial installment election.

(8) For purposes of this Section and Code Section 409A, all of a Participant’s installment payments related to a specific deferral election shall be treated as a single payment.

A Second Look Election will be void and payment will be made based on the Participant’s original election under Section 4.03 (or the mandatory provisions of Section 4.05) if all of the relevant provisions of the foregoing paragraphs of this subsection (b) are not satisfied in full. However, if a Participant’s Second Look Election becomes effective in accordance with the provisions of this subsection and subsection (a), the Participant’s original election shall be superseded (including any Specific Payment Date specified therein), and the original election shall not be taken into account with respect to the deferral that is subject to this effective Second Look Election.

(c) Installment Payments. A Participant making a Second Look Election may make an election to change the payment of the deferral subject to the Second Look Election from a lump sum payment to installment payments. In this case, the installment payments shall be subject to the rules and limitations of Section 4.03(b) above.

(d) Special Rules for Certain Second Look Elections. Notwithstanding the provisions in subsections (b)(2) and (b)(3), if a Participant’s initial deferral election specified payment based on the Participant’s Separation from Service or the earlier of the Participant’s Separation from Service or a Specific Payment Date, then –

(1) If such Participant is determined to be Disabled, such Participant shall not be eligible to make a Second Look Election on or after the date the Participant is determined to be Disabled; and

(2) If such Participant submits a Second Look Election, such Participant’s Second Look Election shall not take effect until the date that is 12 months after the date on which the Second Look Election is made.

For purposes of paragraph (2) above, if a Participant Separates from Service prior to the date that a Participant’s Second Look Election takes effect, then the Participant’s Second Look Election shall be void and payment shall be made based on the Participant’s original deferral election under Section 4.03 (or the mandatory provisions of Section 4.05).

(e) Plan Administrator’s Role. Each Participant has the sole responsibility to elect a Second Look Election by contacting the Plan Administrator and to comply with the requirements of this Section. The Plan Administrator may provide a notice of a Second Look Election opportunity to some or all Participants, but the Plan Administrator is under no obligation to provide such notice (or to provide it to all Participants, in the event a notice is provided only to some Participants). The Plan Administrator has no discretion to waive or otherwise modify any requirement for a Second Look Election set forth in this Section or in Section 409A.

4.05 Deferral of Initial Retainer.

(a) General. As provided in this Section, the Board of Directors of the Company has determined that the Initial Retainer shall be automatically deferred under the Plan.

(b) Deferrals. The Initial Retainer shall be automatically deferred under this Plan without any requirement or right on behalf of the Eligible Director to make a deferral election. Such deferral shall occur immediately prior to the time the Eligible Director first has a legally binding right to the Initial Retainer. The deferral of the Initial Retainer shall be credited to a separate Deferral Subaccount for the applicable Compensation Year.

(c) Time and Form of Payment. Each Initial Retainer shall be distributed in accordance with Section 6.06, and the Eligible Director shall not be permitted to make an initial election for the time and form of payment of the Initial Retainer.

ARTICLE V – INTERESTS OF PARTICIPANTS

5.01Accounting for Participants’ Interests:

(a) Deferral Subaccounts. Each Participant shall have at least one separate Deferral Subaccount for each separate deferral of Director Compensation made by the Participant under this Plan. A Participant’s deferral shall be credited as of the date of the deferral to his or her Account as soon as administratively practicable following the date the compensation would be paid in the absence of a deferral. A Participant’s Account is a bookkeeping device to track the value of the Participant’s deferrals and the Company’s liability therefor. No assets shall be reserved or segregated in connection with any Account, and no Account shall be insured or otherwise secured.

(b) Account Earnings or Losses. As of each Valuation Date, a Participant’s Account shall be credited with earnings and gains (and shall be debited for expenses and losses) determined as if the amounts credited to the Participant’s Account had actually been invested as directed by the Participant in accordance with this Article. The Plan provides only for “phantom investments,” and therefore such earnings, gains, expenses and losses are hypothetical and not actual. However, they shall be applied to measure the value of a Participant’s Account and the amount of the Company’s liability to make deferred payments to or on behalf of the Participant.

5.02Phantom Investment of Account:

(a) General. Each of a Participant’s Deferral Subaccounts shall be invested on a phantom basis in phantom YUM! Brands Common Stock as provided in Subsection (b) below.

(b) Phantom YUM! Brands Common Stock. Participant Accounts invested in this phantom option are adjusted to reflect an investment in YUM! Brands Common Stock. An amount deferred into this option is converted to phantom shares of YUM! Brands Common Stock of equivalent value by dividing such amount by the Fair Market Value of a share of YUM! Brands Common Stock on the Valuation Date as of which the amount is treated as invested in this option by the Plan Administrator. Only whole shares are determined. Any partial share (and all amounts that would be received by the Account as dividends, if dividends were paid on phantom shares of YUM! Brands Common Stock as they are on actual shares) are credited to a dividend subaccount that is invested on a phantom basis as described in paragraph (4) below. The Plan Administrator shall adopt a fair valuation methodology for valuing a phantom investment in this option, such that the value shall reasonably approximate the complete value of an investment in YUM! Brands Common Stock in accordance with the following Paragraphs below.

(1) A Participant’s interest in the phantom YUM! Brands Common Stock Fund is valued as of a Valuation Date by multiplying the number of phantom shares credited to his or her Account on such date by the Fair Market Value of a share of YUM! Brands Common Stock on such date.

(2) If shares of YUM! Brands Common Stock change by reason of any stock split, stock dividend, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or any other corporate change treated as subject to this provision by the Plan Administrator, such equitable adjustment shall be made in the number and kind of phantom shares credited to an Account or Deferral Subaccount as the Plan Administrator may determine to be necessary or appropriate.

(3) In no event will shares of YUM! Brands Common Stock actually be purchased or held under this Plan, and no Participant shall have any rights as a shareholder of YUM! Brands Common Stock on account of an interest in this phantom option.

(4) All amounts that would be received by the Account as dividends, if dividends were paid on phantom shares of YUM! Brands Common Stock as they are on actual shares are credited to a dividend subaccount that is invested on a phantom basis (the “Dividend Subaccount”). Amounts credited to a Participant’s Dividend Subaccount shall accrue a return based on the return of a phantom Stable Value Fund, which phantom investment fund operates under rules similar to those that apply to the Stable Value Fund under the YUM! Brands 401(k) Plan (as determined by the Plan’s recordkeeper). An amount is credited with the applicable rate of return beginning with the date as of which the amount is treated as invested in this option by the Plan Administrator.

(c) Phantom YUM! Brands Common Stock Fund Restrictions. Notwithstanding the preceding provisions of this Section, the Plan Administrator may at any time alter the effective date of any investment or allocation involving the phantom YUM! Brands Common Stock Fund pursuant to Section 7.03(j) (relating to safeguards against insider trading). The Plan Administrator may also, to the extent necessary to ensure compliance with Rule 16b-3(f) of the Act, arrange for tracking of any such transaction defined in Rule 16b-3(b)(1) of the Act and bar any such transaction to the extent it would not be exempt under Rule 16b-3(f). The Company may also impose blackout periods pursuant to the requirements of the Sarbanes-Oxley Act of 2002 whenever the Company determines that circumstances warrant. Further, the Company may impose quarterly blackout periods on insider trading in the phantom YUM! Brands Common Stock Fund as needed (as determined by the Company), timed to coincide with the release of the Company’s quarterly earnings reports. The commencement and termination of these blackout periods in each quarter, the parties to which they apply and the activities they restrict shall be as set forth in the official insider trading policy promulgated by the Company from time to time. These provisions shall apply notwithstanding any provision of the Plan to the contrary except Section 7.07 (relating to compliance with Section 409A).

5.03Vesting of a Participant’s Account:

A Participant’s interest in the value of his or her Account shall at all times be 100% vested, which means that it will not forfeit as a result of his or her Separation from Service.

ARTICLE VI – DISTRIBUTIONS

6.01General:

A Participant’s Deferral Subaccount(s) that are governed by the terms of this 409A Program shall be distributed as provided in this Article, subject in all cases to Section 7.03(j) (relating to safeguards against insider trading) and Section 7.06 (relating to compliance with Section 16 of the Act). All Deferral Subaccount balances shall be paid in whole shares of YUM! Brands Common Stock, other than the amounts that are credited to the phantom Dividend Subaccount which shall be paid in cash. In no event shall any portion of a Participant’s Account be distributed earlier or later than is allowed under Section 409A. The following general rules shall apply for purposes of interpreting the provisions of this Article VI.

(a) Section 6.02 (Distributions Based on a Specific Payment Date) applies when a Participant has elected to defer until a Specific Payment Date and the Specific Payment Date is reached before the Participant’s death. If such a Participant dies on or prior to the Specific Payment Date, Section 6.04 shall apply to the extent it would result in an earlier distribution of all or part of a Participant’s Account.

(b) Section 6.03 (Distributions on Account of a Separation from Service) applies when a Participant has elected to defer until a Separation from Service and then the Participant Separates from Service (other than as a result of death).

(c) Section 6.04 (Distributions on Account of Death) applies when the Participant dies. If a Participant is entitled to receive or is receiving a distribution under Section 6.02 or 6.03 at the time of his or her death, Section 6.04 shall take precedence over those sections to the extent Section 6.04 would result in an earlier distribution of all or part of a Participant’s Account.

(d) Section 6.05 (Distributions on Account of Unforeseeable Emergency) applies when the Participant incurs an Unforeseeable Emergency prior to when a Participant’s Account is distributed under Sections 6.02 through 6.04. In this case, the provisions of Section 6.05 shall take precedence over Sections 6.02 through 6.04 to the extent Section 6.05 would result in an earlier distribution of all or part of the Participant’s Account.

6.02Distributions Based on a Specific Payment Date:

This Section shall apply to distributions that are to be made upon the occurrence of a Specific Payment Date. In the event a Participant’s Specific Payment Date for a Deferral Subaccount is reached before the Participant’s death, such Deferral Subaccount shall be distributed based on the occurrence of such Specific Payment Date in accordance with the following terms and conditions:

(a) If a Participant’s Deferral Subaccount is to be paid in the form of a lump sum pursuant to Sections 4.03 or 4.04, whichever is applicable, the Deferral Subaccount shall be valued as of the last Distribution Valuation Date that immediately precedes the Specific Payment Date, and the resulting amount shall be paid in a single lump sum on the Specific Payment Date.

(b) If a Participant’s Deferral Subaccount is to be paid in the form of installments pursuant to Section 4.03 or 4.04, whichever is applicable, the Deferral Subaccount shall be valued as of the last Distribution Valuation Date that immediately precedes the Specific Payment Date and the first installment payment shall be paid on the Specific Payment Date. Thereafter, installment payments shall continue in accordance with the schedule elected by the Participant on the Election Form or the Second Look Election (whichever is applicable, and subject in each case to the provisions of this Plan that constrain such elections), except as provided in Sections 6.04 and 6.05 (relating to distributions on account of death and Unforeseeable Emergency). The amount of each installment shall be determined under Section 6.07. Notwithstanding the preceding provisions of this Subsection, if before the date the last installment distribution is processed for payment the Participant would be entitled to a distribution in accordance with Section 6.04 (relating to a distribution on account of death) or in accordance with Section 6.05 (relating to Unforeseeable Emergency), all or part (as appropriate) of the remaining balance of the Participant’s Deferral Subaccounts that would otherwise be distributed based on such Specific Payment Date shall instead be distributed in accordance with Section 6.04 or 6.05, whichever applies, but only to the extent it would result in an earlier distribution of the Participant’s Subaccounts in the case of Section 6.04. Payment under this subsection (b) shall also be subject to the age 80 limitations and minimum deferral period set forth in Article IV.

(c) If the Participant selected both Separation from Service and a Specific Payment Date for a Deferral Subaccount, then the provisions of Section 6.03(c) shall apply.

6.03Distributions on Account of a Separation from Service:

This Section shall apply to distributions that are to be made upon Separation from Service. When used in this Section, the phrase “Separation from Service” shall only refer to a Separation from Service that is not for death. In all cases, the time of payment rules in this Section shall be subject to the minimum deferral period requirement set forth in Section 4.03 and the payment timing provided in subsection (e) below.

(a) If the Participant’s Deferral Subaccount is to be distributed based on the Participant’s Separation from Service, the Participant’s Deferral Subaccount shall be distributed as provided in subsections (b) through (f) below.

(b) If the Participant has selected payment of his or her deferral solely on account of Separation from Service, distribution of the related Deferral Subaccount shall commence as follows:

(1) For deferrals of Director Compensation other than Initial Retainers, the Deferral Subaccount shall be distributed as of the first day of the first calendar quarter that applies under subsection (e) below, with such distribution to be made as provided in subsection (d) below; and

(2) For Initial Retainers, the Deferral Subaccount shall be valued and distributed pursuant to Section 6.06.

(c) If the Participant selected both Separation from Service and a Specific Payment Date for a Deferral Subaccount, then the distribution of the related Deferral Subaccount shall commence as follows:

(1) If the Specific Payment Date occurs on or prior to the Separation from Service, then the Deferral Subaccount shall be valued and distributed based on the Specific Payment Date pursuant to the provisions of Sections 6.02(a) and (b); and

(2) If the Separation from Service occurs prior to the Specific Payment Date, then the Deferral Subaccount shall be valued and distributed based on the Separation from Service pursuant to the provisions of subsection (e).

(d) The distribution provided in subsections (a), (b) or (c) shall be made in either a single lump sum payment or in installment payments depending upon the Participant’s deferral election under Sections 4.03 or 4.04. If the Deferral Subaccount is to be paid in the form of a lump sum, the Deferral Subaccount shall be distributed in a lump sum on the first day of the calendar quarter following the Separation from Service that applies under subsection (e) below. If a Participant’s Deferral Subaccount is to be paid in the form of installments pursuant to Section 4.03 or 4.04, whichever is applicable, the first installment payment shall be paid on the first day of the calendar quarter following the Separation from Service that applies under subsection (e) below. Thereafter, installment payments shall continue in accordance with the schedule elected by the Participant on his/her Election Form or Second Look Election (and subject in each case to the provisions of this Plan that constrain such elections), except as provided in Sections 6.04 and 6.05 (relating to distributions on account of death and Unforeseeable Emergency). The amount of each installment shall be determined under Section 6.07. Notwithstanding the preceding provisions of this Subsection, if before the date the last installment distribution is processed for payment the Participant would be entitled to a distribution in accordance with Section 6.04 (relating to a distribution on account of death) or Section 6.05 (relating to distributions on account of Unforeseeable Emergency), all or part (as appropriate) of the remaining balance of the Participant’s Deferral Subaccounts that would otherwise be distributed based on such Separation from Service shall instead be distributed in accordance with Section 6.04 or 6.05, whichever applies, but only to the extent it would result in an earlier distribution of the Participant’s Account in the case of Section 6.04. Unless otherwise provided in this Section, a distribution shall be valued as of the Distribution Valuation Date that immediately precedes the date the payment is to be made. Payment under this subsection (d) shall also be subject to the age 80 limitations set forth in Article IV.

(e) Notwithstanding the foregoing provisions of this Section 6.03, until such time as it is amended to provide otherwise, the Plan’s limitations on permitted payment elections provide and shall continue to provide that a Participant may not elect to receive payment as a result of Separation from Service earlier than the date that is at least six months after the

Participant’s Separation from Service, and payments under this Section 6.03 shall be made accordingly. In such event:

(1) In the case of elections to defer Annual Retainer for the 2024-2025 Compensation Year and later Compensation Years and Second Look Elections that are made on or after January 1, 2024, unless a later Distribution Valuation Date applies under the applicable administrative rules of the Plan, any payment under this subsection (e) shall be valued as of the Distribution Valuation Date that immediately precedes the first day of an applicable calendar quarter (as defined below) that is on or after the later of (i) the date that is six months after the date of the Participant’s Separation from Service, or (ii) the date that immediately follows the end of the minimum deferral period applicable under Section 4.03(a). For purposes of this paragraph (1), an applicable calendar quarter is a calendar quarter that begins on April 1 (meaning that the Distribution Valuation Date shall be March 31). The resulting amount shall be distributed on such later date (in the case of a lump sum payment) or commencing on such later date (in the case of installment payments) that is as soon as administratively practicable after April 1. .

(2) In the case of initial deferrals that are not covered by paragraph (1) above, and subject to the next sentence, unless a later Distribution Valuation Date applies under the terms of the Participant’s election (and the applicable administrative rules of the Plan), any payment under this subsection (e) shall be valued as of the first Distribution Valuation Date that is on or after the later of (i) the date that is six months after the date of the Participant’s Separation from Service, or (ii) the last day of the minimum deferral period applicable under Section 4.03(a). The resulting amount shall be distributed on the first day of the first calendar quarter (January 1, April 1, July 1 or October 1) that is after such later date (in the case of a lump sum payment) or commencing on the first day of the first calendar quarter that is after such later date (in the case of installment payments). Notwithstanding the preceding sentence, effective January 1, 2025, if the distribution or commencement date that would apply under the preceding sentence is January 1 of a Plan Year, the distribution or commencement date will be April 1 of the Plan Year (and the Distribution Valuation Date shall be March 31 of the Plan Year), and if the distribution or commencement date that would apply under the preceding sentence is July 1 of a Plan Year, the distribution or commencement date will be October 1 of the Plan Year (and the Distribution Valuation Date shall be September 30 of the Plan Year).

(f) If the Participant is determined by the Plan Administrator to have already commenced receiving installment payments for one or more Deferral Subaccounts in accordance with Section 6.02 at the time of his or her Separation from Service, such installment payments shall continue to be paid based upon the Participant’s applicable deferral election (but subject to acceleration under Sections 6.04 and 6.05 relating to distributions on account of death and Unforeseeable Emergency), and the age 80 limitations in Article IV.

6.04Distributions on Account of Death:

(a) Upon a Participant’s death, the Participant’s Account under the Plan shall be distributed in a single lump sum during a payment period that begins on the Participant’s date of death and ends on the later of (i) 90 days following the date of death, and (ii) the end of the Plan Year containing the date of death; provided that the payment period shall nevertheless end not later than March 15 of the Plan Year following the date of death. (Effective prior to January 1, 2023, the single lump sum payment was paid on the first day of the first calendar quarter that immediately followed the Participant’s date of death.) This payment shall be valued as of the Distribution Valuation Date that the Plan Administrator determines most recently precedes the date payment is to be made. If the Participant is receiving installment payments at the time of the Participant’s death, such installment payments shall continue in accordance with the terms of the Participant’s deferral election that governs such payments until the time that the lump sum payment is paid under the first two sentences of this subsection. In this case, immediately prior to the time that such lump sum payment is to be paid, all installment payments shall cease and the remaining balance of the Participant’s Account shall be distributed at such scheduled payment time in a single lump sum. Amounts paid following a Participant’s death, whether a lump sum or continued installments, shall be paid to the Participant’s Beneficiary. If some but not all of the persons designated as Beneficiaries by a Participant to receive his or her Account at death predecease the Participant, the Participant’s surviving Beneficiaries shall be entitled to the portion of the Participant’s Account intended for such pre-deceased persons in proportion to the surviving Beneficiaries’ respective shares.

(b) Effective from and after January 1, 2009, if no designation is in effect at the time of a Participant’s death (as determined by the Plan Administrator) or if all persons designated as Beneficiaries have predeceased the Participant, then the payments to be made pursuant to this Section shall be distributed as follows:

(1) If the Participant is married at the time of his/her death, all payments made pursuant to this Section shall be paid to the Participant’s spouse; and

(2) If the Participant is not married at the time of his/her death, all payments made pursuant to this Section shall be paid to the Participant’s estate.

The Plan Administrator shall determine whether a Participant is “married” and shall determine a Participant’s “spouse” based on the state or local law where the Participant has his/her primary residence at the time of death. The Plan Administrator is authorized to make any applicable inquires and to request any documents, certificates or other information that it deems necessary or appropriate in order to make the above determinations.

(c) Prior to the time the value of the Participant’s Account is distributed under this Section, the Participant’s Beneficiary may apply for a distribution under Section 6.05 (relating to a distribution on account of an Unforeseeable Emergency).

(d) Any claim to be paid any amounts standing to the credit of a Participant in connection with the Participant’s death must be received by the Plan Administrator or the Plan Administrator at least 14 days before any such amount is paid out by the Plan Administrator. Any claim received thereafter is untimely, and it shall be unenforceable against the Plan, the Company, the Plan Administrator, the Plan Administrator or any other party acting for one or more of them.

6.05Distributions on Account of Unforeseeable Emergency:

Prior to the time that an amount would become distributable under Sections 6.02 through 6.04, a Participant or Beneficiary may file a written request with the Plan Administrator for accelerated payment of all or a portion of the amount credited to the Participant’s Account based upon an Unforeseeable Emergency. After an individual has filed a written request pursuant to this Section, along with all supporting material that may be required by the Plan Administrator from time to time, the Plan Administrator shall determine within 60 days (or such other number of days that is necessary if special circumstances warrant additional time) whether the individual meets the criteria for an Unforeseeable Emergency. If the Plan Administrator determines that an Unforeseeable Emergency has occurred, the Participant or Beneficiary shall receive a distribution from his or her Account on the date that such determination is finalized by the Plan Administrator. However, such distribution shall not exceed the dollar amount necessary to satisfy the Unforeseeable Emergency (plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution) after taking into account the extent to which the Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

6.06Distributions of Initial Retainers:

(a) This Section 6.06 shall govern the distribution of all Initial Retainers under the Plan. Subject to subsection (b) below, a Participant’s Deferral Subaccount(s) for an Initial Retainer shall be distributed upon the earliest of the following to occur:

(1) The Participant’s Separation from Service (other than on account of death) pursuant to the rules in subsection (b) below;

(2) The Participant’s death pursuant to the distribution rules of Section 6.04; or

(3) The occurrence of an Unforeseeable Emergency with respect to the Participant pursuant to the distribution rules of Section 6.05.

(b) Upon the Participant’s Separation from Service, the applicable Deferral Subaccount for the Participant’s Initial Retainer shall be distributed as of the date applicable under Section 6.03(e) above and in the form of a single lump sum payment. This payment shall be valued as of the Distribution Valuation Date that immediately precedes the payment date.

6.07Valuation:

In determining the amount of any individual distribution pursuant to this Article, the Participant's Deferral Subaccount shall continue to be credited with earnings and gains (and debited for expenses and losses) as specified in Article V until the Distribution Valuation Date that is used in determining the amount of the distribution under this Article. If a particular

Section in this Article does not specify a Distribution Valuation Date to be used in calculating the distribution, the Participant's Deferral Subaccount shall continue to be credited with earnings and gains (and debited for expenses and losses) as specified in Article V until the Distribution Valuation Date that the Plan Administrator determines most recently precedes the date payment is to be made. In determining the value of a Participant’s remaining Deferral Subaccount following an installment distribution from the Deferral Subaccount (or a partial distribution under Section 6.05 relating to a distribution on account of an Unforeseeable Emergency), such distribution shall reduce the value of the Participant’s Deferral Subaccount as of the close of the Distribution Valuation Date preceding the payment date for such installment (or partial distribution). The amount to be distributed in connection with any installment payment shall be determined by dividing the value of a Participant’s Deferral Subaccount as of such preceding Distribution Valuation Date (determined as appropriate before reduction of the Deferral Subaccount as of such Distribution Valuation Date in accordance with the preceding sentence) by the remaining number of installments to be paid with respect to the Deferral Subaccount.

6.08Impact of Section 16 of the Act on Distributions:

The provisions of Sections 5.02(c) and 7.06 shall apply in determining whether a Participant’s distribution shall be delayed beyond the date applicable under the preceding provisions of this Article VI.

6.09Actual Payment Date:

An amount payable on a date specified in this Article VI shall be paid no later than the later of (a) the end of the calendar year in which the specified date occurs, or (b) the 15th day of the third calendar month following such specified date. In addition, the Participant (or Beneficiary) is not permitted to designate the taxable year of the payment.

ARTICLE VII – PLAN ADMINISTRATION

7.01Plan Administrator:

The Plan Administrator is responsible for the administration of the Plan. The Plan Administrator has the authority to name one or more delegates to carry out certain responsibilities hereunder, as specified in the definition of Plan Administrator. To the extent not already set forth in the Plan, any such delegation shall state the scope of responsibilities being delegated and is subject to Section 7.06 below.

7.02Action:

Action by the Plan Administrator may be taken in accordance with procedures that the Plan Administrator adopts from time to time or that the Company’s Legal Department determines are legally permissible.

7.03Powers of the Plan Administrator:

The Plan Administrator shall administer and manage the Plan and shall have (and shall be permitted to delegate) all powers necessary to accomplish that purpose, including the following:

(a) To exercise its discretionary authority to construe, interpret, and administer this Plan;

(b) To exercise its discretionary authority to make all decisions regarding eligibility, participation and deferrals, to make allocations and determinations required by this Plan, and to maintain records regarding Participants’ Accounts;

(c) To compute and certify to the Company the amount and kinds of payments to Participants or their Beneficiaries, and to determine the time and manner in which such payments are to be paid;

(d) To authorize all disbursements by the Company pursuant to this Plan;

(e) To maintain (or cause to be maintained) all the necessary records for administration of this Plan;

(f) To make and publish such rules for the regulation of this Plan as are not inconsistent with the terms hereof;

(g) To delegate to other individuals or entities from time to time the performance of any of its duties or responsibilities hereunder;

(h) To change the phantom investment under Article V;

(i) To hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan; and

(j) Notwithstanding any other provision of this Plan except Section 7.07 (relating to compliance with Section 409A), the Plan Administrator may take any action the Plan Administrator deems is necessary to assure compliance with any policy of the Company respecting insider trading as may be in effect from time to time. Such actions may include altering the distribution date of Deferral Subaccounts. Any such actions shall alter the normal operation of the Plan to the minimum extent necessary.

The Plan Administrator has the exclusive and discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for benefits, to determine the amount and manner of payment of such benefits and to make any determinations that are contemplated by (or permissible under) the terms of this Plan, and its decisions on such matters will be final and conclusive on all parties. Any decisions or determinations shall be made in the absolute and unrestricted discretion of the Plan Administrator, even if (1) such discretion is not expressly granted by the Plan provisions in question, or (2) a decision or determination is not expressly called for by the Plan provisions in question, and even though other Plan provisions expressly grant discretion or call for a determination. As a result, benefits under this Plan will be paid only if the Plan Administrator decides in its discretion that the applicant is entitled to them. All decisions and determinations made by the Plan Administrator will be final, conclusive, and binding on all parties. The Plan Administrator may consider the intent of the Company with respect to a Plan provision in making any determination with respect to the provision, notwithstanding the provisions set forth in any document that arguably do not contemplate considering such intent. The Plan Administrator’s discretion is absolute, and in any case where the breadth of the Plan Administrator’s discretion is at issue, it is expressly intended that the Plan Administrator (or its delegate) be accorded the maximum possible discretion. In the event of a review by a court, arbitrator or any other tribunal, any exercise of the Plan Administrator’s discretionary authority shall not be disturbed unless it is clearly shown to be arbitrary and capricious.

7.04Compensation, Indemnity and Liability:

The Plan Administrator will serve without bond and without compensation for services hereunder. All expenses of the Plan and the Plan Administrator will be paid by the Company. To the extent deemed appropriate by the Plan Administrator, any such expense may be charged against specific Participant Accounts, thereby reducing the obligation of the Company. No member of the Board of Directors (who serves as the Plan Administrator), and no individual acting as the delegate of the Board of Directors, shall be liable for any act or omission of any other member or individual, nor for any act or omission on his or her own part, excepting his or her own willful misconduct. The Company will indemnify and hold harmless each member of the Board of Directors and any employee of the Company (or a Company affiliate, if recognized as an affiliate for this purpose by the Plan Administrator) acting as the delegate of the Board of Directors against any and all expenses and liabilities, including reasonable legal fees and expenses, arising in connection with this Plan out of his or her membership on the Board of

Directors (or his or her serving as the delegate of the Board of Directors), excepting only expenses and liabilities arising out of his or her own willful misconduct or bad faith.

7.05Withholding:

The Company shall withhold from amounts due under this Plan, any amount necessary to enable the Company to remit to the appropriate government entity or entities on behalf of the Participant as may be required by the federal income tax provisions of the Code, by an applicable state’s income tax provisions, and by an applicable city, county or municipality’s earnings or income tax provisions. Further, the Company shall withhold from the payroll of, or collect from, a Participant the amount necessary to remit on behalf of the Participant any Social Security and/or Medicare taxes which may be required with respect to amounts deferred or accrued by a Participant hereunder, as determined by the Company. In addition, to the extent required by Section 409A, amounts deferred under this Plan shall be reported to the Internal Revenue Service as provided by Section 409A, and any amounts that become taxable hereunder pursuant to Section 409A shall be reported as taxable compensation to the Participant as provided by Section 409A.

7.06Section 16 Compliance:

(a) In General. This Plan is intended to be a formula plan for purposes of Section 16 of the Act. Accordingly, in the case of a deferral or other action under the Plan that constitutes a transaction that could be covered by Rule 16b-3(d) or (e), if it were approved by the Company’s Board of Directors or Compensation Committee (“Board Approval”), it is intended that the Plan shall be administered by delegates of the Board of Directors, in the case of a Participant who is subject to Section 16 of the Act, in a manner that will permit the Board Approval of the Plan to avoid any additional Board Approval of specific transactions to the maximum possible extent.

(b) Approval of Distributions: This Subsection shall govern the distribution of a deferral that (i) is being distributed to a Participant in cash, (ii) is made to a Participant who is subject to Section 16 of the Act at the time the interest in phantom YUM! Brands Common Stock would be liquidated in connection with the distribution, and (iii) if paid at the time the distribution would be made without regard to this subsection, could result in a violation of Section 16 of the Act because there is an opposite way transaction that would be matched with the liquidation of the Participant’s interest in phantom YUM! Brands Common Stock (either as a “discretionary transaction,” within the meaning of Rule 16b-3(b)(1), or as a regular transaction, as applicable) (a “Covered Distribution”). In the case of a Covered Distribution, if the liquidation of the Participant’s interest in phantom YUM! Brands Common Stock in connection with the distribution has not received Board Approval by the time the distribution would be made if it were not a Covered Distribution, or if it is a discretionary transaction, then the actual distribution to the Participant shall be delayed only until the earlier of:

(1) In the case of a transaction that is not a discretionary transaction, Board Approval of the liquidation of the Participant’s interest in the phantom YUM! Brands Common Stock in connection with the distribution, or

(2) The date the distribution would no longer violate Section 16 of the Act, e.g., when the Participant is no longer subject to Section 16 of the Act, or when the time between the liquidation and an opposite way transaction is sufficient.

7.07Conformance with Section 409A:

At all times during each Plan Year, this Plan shall be operated (i) in accordance with the requirements of Section 409A, and (ii) to preserve the status of deferrals under the Pre-409A Program as being exempt from Section 409A, i.e., to preserve the grandfathered status of the Pre-409A Program. In all cases, the provisions of this Section shall apply notwithstanding any contrary provision of the Plan that is not contained in this Section.

ARTICLE VIII – CLAIMS PROCEDURE

8.01Claims for Benefits:

The Plan Administrator has the discretionary right to modify the claims process described in this Section in any manner so long as the claims review process, as modified, includes the basic steps described in this Section and Section 8.02. If a Claimant (as defined below in Section 8.04) does not receive timely payment of any benefits which he or she believes are due and payable under the Plan, or if a Claimant believes some other right derived from or related to the Plan has been withheld or abridged, he or she may make a Claim (as defined below in Section 8.04) for benefits to the Plan Administrator. The Claim must be in writing and addressed to the Plan Administrator. If the Claim is denied, the Plan Administrator will notify the Claimant within 90 days after the Plan Administrator initially received the Claim. However, if special circumstances require an extension of time for processing the Claim, the Plan Administrator will furnish notice of the extension to the Claimant prior to the termination of the initial 90-day period (indicating the special circumstances that require the extension), and such extension may not exceed one additional, consecutive 90-day period. Any notice of a denial of benefits shall advise the Claimant of the basis for the denial, pertinent Plan provisions on which the denial is based, any additional material or information necessary for the Claimant to perfect his or her Claim, and the steps which the Claimant must take to appeal his or her Claim.

8.02Appeals of Denied Claims:

Each Claimant whose Claim has been denied may file a written appeal for a review of his or her Claim by the Plan Administrator. The request for review must be filed by the Claimant within 60 days after he or she received the notice denying his or her Claim. Upon review, the Plan Administrator shall provide the claimant a full and fair review of the claim, including the opportunity to submit to the Plan Administrator comments, document, records and other information relevant to the Claim, and the Plan Administrator’s review shall take into account such comments, documents, records and information regardless of whether it was submitted or considered at the initial determination. The decision of the Plan Administrator will be communicated to the Claimant within 60 days after receipt of a request for appeal. The notice shall set forth the basis for the Plan Administrator's decision. If special circumstances require an extension of time for processing the appeal, the Plan Administrator will furnish notice of the extension to the Claimant prior to the termination of the initial 60-day period (indicating the special circumstances that require the extension), and such extension may not exceed one additional, consecutive 60-day period. In no event shall the Plan Administrator’s decision be rendered later than 120 days after receipt of a request for appeal.

Any Claim under the Plan that is reviewed by a court, arbitrator or any other tribunal shall be reviewed solely on the basis of the record before the Plan Administrator at the time it made its determination. In addition, any such review shall be conditioned on the Claimant’s having fully exhausted all rights under this section as is more fully explained in Section 8.04. Any notice or other notification that is required to be sent to a Claimant under this section may be sent pursuant to any method approved under Department of Labor Regulation Section 2520.104b-1 or other applicable guidance.

8.03Special Claims Procedures for Disability Determinations:

Notwithstanding Sections 8.01 and 8.02, if the Claim or appeal of the Claimant relates to Disability benefits, such claim or appeal shall be processed pursuant to the applicable provisions of Department of Labor Regulation Section 2560.503-1 relating to Disability benefits, including Sections 2560.503-1(d), 2560.503-1(f)(3), 2560.503-1(h)(4) and 2560.503-1(i)(3).

8.04Exhaustion of Claims Procedures.

(a) Before filing any Claim (including a suit or other action) in court or in another tribunal, a Claimant must first fully exhaust all of the Claimant’s actual or potential rights under the claims procedures of Sections 8.01, 8.02 and 8.03.

(b) Upon review by any court or other tribunal, the exhaustion requirement of this Section is intended to be interpreted to require exhaustion in as many circumstances as possible (and any steps necessary to clarify or effect this intent may be taken). For example, exhaustion may not be excused (i) for failure to respond to a Claim unless the purported Claimant took steps that were sufficient to make it reasonably clear to the Plan Administrator that the purported Claimant was submitting a Claim with respect to the Plan, or (ii) for failure to fulfill a request for documents unless (A) the Claimant is lawfully entitled to receive a copy of the requested document from the Plan Administrator at the time and in the form requested, (B) the Claimant requests such documents in a writing that is addressed to and actually received by the Plan Administrator, (C) the Plan Administrator fails to provide the requested documents within 6 months after the date the request is received, or within such longer period as may be reasonable under the facts and circumstances, (D) the Claimant took steps that were sufficient to make it reasonably clear to the Plan Administrator that the Claimant was actually entitled to receive the requested documents at the time and in the form requested (i.e., generally the Claimant must provide sufficient information to place the Plan Administrator on notice of a colorable Claim for benefits), and (E) the documents requested and not provided are material to the determination of one or more colorable Claims of which the Claimant has informed the Plan Administrator.

(c) In any action or consideration of a Claim in court or in another tribunal following exhaustion of the Plan’s claims procedure as described in this Section, the subsequent action or consideration shall be limited, to the maximum extent permissible, to the record that was before Plan Administrator in the claims procedure process.

(d) The exhaustion requirement of this Section shall apply: (i) regardless of whether other Disputes (as defined below in subsection (f)) that are not Claims (including those that a court might consider at the same time) are of greater significance or relevance, (ii) to any rights the Plan Administrator may choose to provide in connection with novel Disputes or in particular situations, (iii) regardless of whether the rights are actual or potential and (iv) even if the Plan Administrator has not previously defined or established specific claims procedures that directly apply to the submission and consideration of such Claim (in which case the Plan

Administrator upon notice of the Claim shall either promptly establish such claims procedures or shall apply or act by analogy to the claims procedures of Sections 8.01, 8.02 and 8.03 that apply to Claims).

(e) The Plan Administrator may make special arrangements to consider a Claim on a class basis or to address unusual conflicts concerns, and such minimum arrangements in these respects shall be made as are necessary to maximize the extent to which exhaustion is required.

(f) For purposes of this Article VIII, the following definitions apply –

(1) A “Dispute” is any claim, dispute, issue, assertion, allegation, action or other matter.

(2) A “Claim” is any Dispute that implicates in whole or in part any one or more of the following –

(i) The interpretation of the Plan;

(ii) The interpretation of any term or condition of the Plan;

(iii) The interpretation of the Plan (or any of its terms or conditions) in light of applicable law;

(iv) Whether the Plan or any term or condition under the Plan has been validly adopted or put into effect;

(v) The administration of the Plan,

(vi) Whether the Plan, in whole or in part, has violated any terms, conditions or requirements of ERISA or other applicable law or regulation, regardless of whether such terms, conditions or requirements are, in whole or in part, incorporated into the terms, conditions or requirements of the Plan,

(vii) A request for Plan benefits or an attempt to recover Plan benefits;
(viii) An assertion that any entity or individual has breached any fiduciary duty;
(ix) An assertion that any individual or entity is a Participant, former Participant, Plan beneficiary, former Plan beneficiary or assignee of any of the foregoing; or
(x) Any Dispute or Claim that: (i) is deemed similar to any of the foregoing by the Plan Administrator, or (ii) relates to the Plan in any way.

It is the Plan Administrator’s intent to interpret and operate the Plan in good faith and at all times consistently with ERISA. Therefore, as a condition for any right or recovery related to the Plan, the Plan imposes a contractual obligation for complete exhaustion under this Section with respect to any Claim (as defined above) in order to allow for the efficient and uniform resolution of such Claims and to protect the Plan from potentially substantial and unnecessary litigation expenses that exhaustion could obviate

(3) A “Claimant” is any actual or putative employee, former employee, Executive, former Executive, Participant, former Participant, Plan beneficiary, former Plan beneficiary (or the spouse, former spouse, estate, heir or representative of any of the foregoing individuals), or any other individual, person, entity, estate, heir, or representative with an actual or purported interest that is related to the Plan, as well as any group of one or more of the foregoing, who has a Claim. A “Claimant” also includes any individual or entity who is alleging the individual or entity has the status of a Participant, former Participant, Plan beneficiary, former Plan beneficiary, or any other individual or entity asserting a Claim.

8.05Limitations on Actions.

Any Claim filed under this Article VIII and any action filed in state or federal court by or on behalf of a Claimant for the alleged wrongful denial of Plan benefits or for the alleged interference with or violation of ERISA-protected rights must be brought within two years of the date the Claimant’s cause of action first accrues and in the venue specified in this Section.

(a) For purposes of this subsection, a cause of action with respect to a Claimant’s benefits under the Plan shall be deemed to accrue not later than the earliest of (i) when the Claimant has received the calculation of the benefits that are the subject of the Claim or legal action, (ii) the date identified to the Claimant by the Plan Administrator on which payments shall commence, (iii) when the Claimant has actual or constructive knowledge of the acts or failures to act (or the other facts) that are the basis of his Claim, or (iv) the date when the benefit was first paid, provided, or denied.

(b) For purposes of this subsection, a cause of action with respect to the alleged interference with ERISA-protected rights shall be deemed to accrue when the Claimant has actual or constructive knowledge of the acts or failures to act (or the other facts) that are alleged to constitute interference with ERISA-protected rights.

(c) For purposes of this subsection, a cause of action with respect to any other Claim, action or suit not covered by subsection (a) or (b) above must be brought within two years of the date when the Claimant has actual or constructive knowledge of the acts or failures to act (or the other facts) that are alleged to give rise to the Claim, action or suit.
Failure to bring any such Claim or cause of action within this two-year time frame shall preclude a Claimant, or any representative of the Claimant, from filing the Claim or cause of action. The mandatory claim and appeal process described in Section 8.02 and any other correspondence or other communications pursuant to or following such mandatory appeals process shall not have any effect on this two-year time frame. In addition to having to meet this two-year timeframe, any Claim or action brought or filed in court or any other tribunal in connection with the Plan by or on behalf of a Claimant shall only be brought and filed in federal court in Louisville Kentucky, if federal jurisdiction is available, or otherwise in state court in Louisville Kentucky.

ARTICLE IX – AMENDMENT AND TERMINATION

9.01Amendment of Plan:

The Board of Directors (or an applicable committee thereof) of the Company has the right in its sole discretion to amend this Plan in whole or in part at any time and in any manner, including the manner of making deferral elections, the terms on which distributions are made, and the form and timing of distributions. However, except for mere clarifying amendments necessary to avoid an inappropriate windfall, no Plan amendment shall reduce the amount credited to the Account of any Participant as of the date such amendment is adopted. Any amendment shall be in writing and adopted by the Board of Directors (or applicable committee). All Participants and Beneficiaries shall be bound by such amendment. Any amendments made to the Plan shall be subject to any restrictions on amendment that are applicable to ensure continued compliance under Section 409A. The rights of the Board of Directors (or applicable committee) under this Section 9.01 shall be as broad as permissible under applicable law.

9.02Termination of Plan:

(a) The Company expects to continue this Plan, but does not obligate itself to do so. The Company, acting by the Board of Directors (or an applicable committee thereof), reserves the right to discontinue and terminate the Plan at any time, in whole or in part, for any reason (including a change, or an impending change, in the tax laws of the United States or any state). Termination of the Plan will be binding on all Participants (and a partial termination shall be binding upon all affected Participants) and their Beneficiaries, but in no event may such termination reduce the amounts credited at that time to any Participant's Account. If this Plan is terminated (in whole or in part), the termination resolution shall provide for how amounts theretofore credited to affected Participants' Accounts will be distributed.

(b) This Section is subject to the same restrictions related to compliance with Section 409A that apply to Section 9.01. In accordance with these restrictions, the Company intends to have the maximum discretionary authority to terminate the Plan and make distributions in connection with a change in ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company, all within the meaning of Section 409A (a “Change in Control”), and the maximum flexibility with respect to how and to what extent to carry this out following a Change in Control as is permissible under Section 409A. The previous sentence contains the exclusive terms under which a distribution may be made in connection with any change in control with respect to deferrals made under this 409A Program.

(c) The rights of the Board of Directors (or applicable committee) under this Section 9.02 shall be as broad as permissible under applicable law.

ARTICLE X – MISCELLANEOUS

10.01Limitation on Participant's Rights:

Participation in this Plan does not give any Participant the right to be retained in the service of the Company. The Company reserves the right to terminate the service of any Participant without any liability for any Claim (as defined above in Section 8.04) against the Company under this Plan, except for a Claim for payment of deferrals as provided herein.

10.02Unfunded Obligation of the Company:

The benefits provided by this Plan are unfunded. All amounts payable under this Plan to Participants are paid from the general assets of the Company. Nothing contained in this Plan requires the Company to set aside or hold in trust any amounts or assets for the purpose of paying benefits to Participants. Neither a Participant, Beneficiary, nor any other person shall have any property interest, legal or equitable, in any specific Company asset. This Plan creates only a contractual obligation on the part of the Company, and the Participant has the status of a general unsecured creditor of the Company with respect to amounts of compensation deferred hereunder. Such a Participant shall not have any preference or priority over, the rights of any other unsecured general creditor of the Company. No other Company affiliate guarantees or shares such obligation, and no other Company affiliate shall have any liability to the Participant or his or her Beneficiary.

10.03Other Plans:

This Plan shall not affect the right of any Eligible Director or Participant to participate in and receive benefits under and in accordance with the provisions of any other Director compensation plans which are now or hereafter maintained by the Company, unless the terms of such other plan or plans specifically provide otherwise or it would cause such other plan to violate a requirement for tax favored treatment.

10.04Receipt or Release:

Any payment to a Participant in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Plan Administrator, the Plan Administrator and the Company, and the Plan Administrator may require such Participant, as a condition precedent to such payment, to execute a receipt and release to such effect.

10.05Governing Law:

This Plan shall be construed, administered, and governed in all respects in accordance with applicable federal law as would be applied in cases that arise in the United States District Court for the Western District of Kentucky and, to the extent not preempted by federal law, in accordance with the laws of the Commonwealth of Kentucky. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

10.06Gender, Tense and Examples:

In this Plan, unless the context clearly indicates to the contrary, (i) a reference to one or more genders shall include a reference to all the other genders, and (ii) the singular may include the plural, and the plural may include the singular. Whenever an example is provided or the text uses the term “including” followed by a specific item or items, or there is a passage having a similar effect, such passage of the Plan shall be construed as if the phrase “without limitation” followed such example or term (or otherwise applied to such passage in a manner that avoids limitation on its breadth of application).

10.07Successors and Assigns; Nonalienation of Benefits:

This Plan inures to the benefit of and is binding upon the parties hereto and their successors, heirs and assigns; provided, however, that the amounts credited to the Account of a Participant are not (except as provided in Section 7.05) subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to any benefits payable hereunder, including, without limitation, any assignment or alienation in connection with a separation, divorce, child support or similar arrangement, will be null and void and not binding on the Plan or the Company. Notwithstanding the foregoing, the Plan Administrator reserves the right to make payments in accordance with a divorce decree, judgment or other court order as and when cash payments are made in accordance with the terms of this Plan from the Deferral Subaccount of a Participant. Any such payment shall be charged against and reduce the Participant’s Account.

10.08Facility of Payment:

Whenever, in the Plan Administrator's opinion, a Participant or Beneficiary entitled to receive any payment hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his or her financial affairs, the Plan Administrator may direct the Company to make payments to such person or to the legal representative of such person for his or her benefit, or to apply the payment for the benefit of such person in such manner as the Plan Administrator considers advisable. Any payment in accordance with the provisions of this Section shall be a complete discharge of any liability for the making of such payment to the Participant or Beneficiary under the Plan.

ARTICLE XI – AUTHENTICATION

This Plan is hereby amended and restated effective as of January 1, 2023 to be effective as stated herein.

YUM! BRANDS, INC.

By:_________________________________
Tracy L. Skeans,
Chief Transformation and People Officer

APPENDIX

The following Appendix articles modify and supplement the foregoing terms of the 409A Program. Except as specifically modified in the Appendix, the foregoing provisions of the 409A Program shall fully apply in determining the rights and benefits of Eligible Directors, Participants and Beneficiaries (and of any other individual claiming a benefit through or in relation to the foregoing). In the event of a conflict between the Appendix and the foregoing provisions of the 409A Program, the Appendix shall govern.

ARTICLE A

Spinoff of the Company’s China Business

A.1 Scope. In connection with the Company’s spinoff of its China business, this Article A supplements the main provisions of the 409A Program. This Article is effective as of October 1, 2016, except as otherwise indicated.

A.2 Definitions. This Section provides definitions for the following underlined words or phrases. Where they appear in this Article A with initial capitals, they shall have the meaning set forth below. Except as otherwise provided in this Article, all other defined terms shall have the meaning given to them by Article II.

(a)Distribution Date. The “Distribution Date”, as that term is defined in the Separation and Distribution Agreement between the Company and Yum China.

(b)Distribution Ratio. The number of shares of Yum China common stock that are distributed with respect to each share of YUM! Brands Common Stock in connection with the spinoff of Yum China by the Company.

(c)Initial Transferred Participant. A Participant who transfers from the Company to Yum China on or before the Distribution Date in connection with the Company’s spinoff of Yum China.

(d)Post-Spin. As of the point in time that is immediately after the Distribution Date.

(e)Pre-Spin. As of the point in time that is immediately before the Distribution Date.

(f)Subsequent Transferred Participant. A Participant who transfers with the Company, or another member of the YUM! Brands Group, to the Yum China Organization and who is not an Initial Transferred Participant.

(g)Yum China. Yum China Holdings, Inc.

(h)Yum China Organization. The controlled group of organizations of which Yum China is a part, as defined by Code section 414(b) and (c) and the regulations issued thereunder. An entity shall be considered a member of the Yum China Organization only during the period it is one of the group of organizations described in the preceding sentence. The Yum China Organization shall be deemed to first exist as of the Distribution Date.

A.3 Blackout Period. In connection with the Company’s spinoff of Yum China, there shall be a Blackout Period under the Plan during which normal administration of the Plan shall be suspended, except to the extent specified by the Plan Administrator. The Blackout

Period shall begin and end on dates specified by the Plan Administrator. In the event a payment date for the payment of an Initial Retained or Annual Retained falls within the Blackout Period, special rules specified by the Plan Administrator may apply in valuing YUM! Brands Common Stock to convert Participant deferrals for the payment date into phantom shares of YUM! Brands Common Stock. Accordingly, in determining a Participant’s phantom shares of YUM! Brands Common Stock for this payment date, a Participant’s deferral amount shall be divided by the value of the YUM! Brands Common Stock as determined by the Plan Administrator in accordance with these special rules.

A.4 Yum China Stock Fund. Effective as of the Distribution Date, the Plan Administrator shall establish a temporary investment option under the Plan, the Yum China Stock Fund. Each Participant who has a Pre-Spin interest in phantom shares of YUM! Common Stock Account shall be credited Post-Spin with a number of phantom shares of Yum China common stock in the Yum China Stock Fund that is equal to the Pre-Spin number of phantom shares of YUM! Common Stock credited to the Participant multiplied by the Distribution Ratio. Thereafter, the procedures for reflecting interests in the Yum China Stock Fund shall be comparable to those used with respect to phantom shares of YUM! Common Stock Account, including maintenance of a Dividend Subaccount. No deferrals of Initial or Annual Retainers may be directed for investment into the Yum China Stock Fund.

(a)Investment Reallocations. A Participant with an interest in the Yum China Stock Fund may reallocate such interest to phantom shares of YUM! Common Stock Account. Such reallocations will be permitted each business day. Any such reallocation out of the Yum China Stock Fund shall follow procedures for such reallocation that are communicated to Participants by the Company’s Compensation Department. No Participant may reallocate amounts into the Yum China Stock Fund.

(b)Distributions. If a Participant becomes entitled to a distribution at a time when the Participant has an interest in the Yum China Stock Fund, the Participant’s interest in the Yum China Stock Fund shall be distributed in-kind. A distribution in-kind shall provide a whole share of Yum China common stock for each whole phantom share of Yum China common stock with which the Participant is credited at the time (and with cash for the value of any partial phantom share of Yum China common stock with which he is credited at the time).

(c)Termination of the Yum China Stock Fund. Effective as of the end of the day on October 31, 2018 (the “Specified Time”), the Yum China Stock Fund shall cease to be available under the Plan. Any amount still standing to the credit of a Participant in the 409A Program’s Yum China Stock Fund as of the Specified Time shall automatically be reallocated to the YUM! Brands Common Stock.

A.5 Treatment of Transferring Participants.

(a)Maintenance of Accounts. The Account of each Initial Transferred Participant and Subsequent Transferred Participant under this 409A Program shall continue to be held upon the Participant’s transfer from the Company to Yum China or from the YUM! Brands Organization to the Yum China Organization, as applicable. Thereafter, and until the Initial Transferred Participant’s Subsequent Transferred Participant’s Account is distributed, the Participant shall continue to have the right (i) to redirect the investment of his Account to the extent permitted under this 409A Program, and (ii) to make Second Look Elections, subject to the restrictions of Section 4.4.

(b)Separation from Service and Distributions. Except as provided in paragraphs (1) and (2) below, the distribution provisions under this 409A Program (including the right to an accelerated distribution for certain hardships under Section 4.4) shall apply in the usual manner to Initial Transferred Participants and Subsequent Transferred Participants.

(1)Initial Transferred Participants. An Initial Transferred Participant shall not have a Separation from Service in connection with the Participant’s transfer from the Company to Yum China on or before the Distribution Date. Instead, the Initial Transferred Participant shall have a Separation from Service for purposes of this 409A Program when the Participant has a Separation from Service from the Yum China Organization. Therefore, to the extent the Initial Transferred Participant is to receive an amount deferred under this 409A Program upon Separation from Service, the time and manner of the distribution shall be determined taking into account such Separation from Service as if it were a Separation from Service from the YUM! Brands Organization.

(2)Subsequent Transferred Participants. Whether a Subsequent Transferred Participant shall have a Separation from Service as a result of the Participant’s transfer from the YUM! Brands Organization to the Yum China Organization on the date of the Participant’s post-Distribution Date transfer shall be determined under all of the facts and circumstances. Therefore, to the extent the Subsequent Transferred Participant is to receive an amount deferred under this 409A Program upon Separation from Service, the time and manner of the distribution shall be determined taking into account such determination.

ARTICLE XII

Special Rules For International Directors

This Appendix includes additional terms and conditions that govern interests in the Plan and to shares of YUM! Brands, Inc. Stock (“Shares”) that may be issued upon distribution from the Plan to directors who are residents of a country other than the United States. In those cases where this Appendix references the text of a prospectus that is specific to those employed in a particular country (a “referenced prospectus”), the EID Program shall be interpreted and applied as if the text of such referenced prospectus were fully set forth in this Appendix.

General Provisions
Eligibility

International directors are eligible to participate in the Plan provided they are residents of any of the following countries other than the United States (the “Eligible Countries”):

•Canada
•United Kingdom

The Participant understands that if he/she is a citizen or resident of a country other than the one in which the Participant is currently working and/or residing, transfers employment and/or residence after making a deferral election under the Plan, or is considered a resident of another country for local law purposes, the information contained herein may not apply to the Participant, and the Plan Administrator shall, in its sole discretion, determine to what extent the terms and conditions contained herein shall apply. Eligibility in one location does not guarantee eligibility in a different location.

Deferral Elections

As a Participant in an Eligible Country, you may defer all or a portion of your Annual Retainer, and your Initial Retainer is subject to deferral in accordance with the main text of the Plan, except as expressly modified in this Appendix Article I.

Dividends

Any dividends accrued under the Plan shall be treated as provided in the main text of the Plan, except as expressly modified in the country-specific details set forth in this Appendix.

Timing of Deferral Payout

The timing of deferrals is provided in the main text of the Plan, except as expressly modified in the country-specific details set forth in this Appendix.

Taxation

You may be contacted to make arrangements with respect to tax withholding. It is advised that Participants consult their tax professionals prior to making deferral elections. YUM! makes no representations or warranty with respect to the tax impact of your deferrals.

Beneficiary Elections

Beneficiary elections will be honored to the extent legally permissible, valid and enforceable in your country.

Nature of Offer to Participate in the Plan

Further, in choosing to participate in the Plan, you acknowledge, understand and agree that:

•the Plan is established voluntarily by YUM!, it is discretionary in nature and it may be modified, amended, suspended or terminated by YUM! at any time, to the extent permitted by the Plan document;
•the offer of participation in the Plan is exceptional, discretionary, voluntary and occasional and does not create any contractual or other right to receive future offers, or benefits in lieu of such offers, even if participation has been offered in the past;
•all decisions with respect to the Plan, including future offers of participation, if any, will be at the sole discretion of YUM!;
•you are voluntarily participating in the Plan;
•the offer of participation in the Plan, and the Shares issued or cash paid pursuant to the Plan, and the income from and value of same, are not intended to replace any compensation or any remunerative rights, including noncash rights or compensation;
•the future value of Shares that may be issued under the Plan is unknown, indeterminable and cannot be predicted with certainty; and
•the Company shall not be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the deferred amount or of any amounts due to you pursuant to the Plan or the subsequent sale of any Shares acquired pursuant to the Plan.

Imposition of Other Requirements

YUM! reserves the right to impose other requirements on your participation in the Plan and on any Shares issued pursuant to the Plan, to the extent YUM! determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

Language

You acknowledge that you are proficient in the English language or have consulted with an advisor who is sufficiently proficient in English, as to allow you to understand the terms of the Plan, including this Appendix and any other documents related to the Plan. If you have received any documentation related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

No Advice Regarding the Plan

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of any Shares acquired under the Plan. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

Insider Trading / Market Abuse Laws

You may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including, but not limited to, the United States and, if different, your country, which may affect your ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares or rights linked to the value of Shares under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable YUM! insider trading policy. The Company will not be responsible for such restrictions or liable for the failure on your part to know and abide by such restrictions. You should consult with a personal legal adviser to ensure compliance with local laws.

Foreign Asset/Account Reporting Requirements and Exchange Controls

Your country may have certain foreign asset and/or foreign account reporting requirements and exchange controls which may affect your ability to acquire or hold Shares issued pursuant to a distribution from the Plan or cash received from participating in the Plan (including from any dividends paid on or sales proceeds arising from the sale of Shares acquired pursuant to a distribution from the Plan) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker within a certain time after receipt. You are responsible for complying with such regulations, and should consult a personal legal advisor for any details.

Application of U.S. Laws

Certain U.S. laws will not apply to directors residing outside of the United States. Should a director become a resident of the United States, these laws may apply. If you are uncertain if a particular U.S. law applies, you should seek appropriate legal advice as to how the relevant laws in the U.S. may apply.

Application of Local Laws (Outside of the U.S.)

This Appendix includes information relating to the Plan of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of April 2018. Such laws are often complex and change frequently. As a result, YUM! strongly recommends that you not rely on the information in this Appendix as the only source of information relating to the legal consequences of your participation in the Plan because the information may be out of date at the time that you make an election to defer into the Plan or upon the distribution of Shares resulting from participation in the Plan.
In addition, the information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure a Plan Participant of any particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country of residence may apply to your situation.

CANADA
Distributions

All distributions from the Plan must be settled in newly issued Shares. Any fractional Share amount existing at the time of distribution shall be forfeited. In the case of a distribution, in lieu of withholding distributable Shares to satisfy any applicable tax withholding, you may elect to provide a check to cover the applicable withholding tax.

Dividends

Dividends accrued under the Plan shall remain in a dividend subaccount until briefly prior to any distribution of accrued dividends and may be credited with earnings prior to the distribution as determined by the Plan Administrator. The value of your accrued dividends in the dividend subaccount shall be automatically reinvested in the Phantom YUM! Brands Common Stock investment option (the “Option”) briefly prior to distribution. As provided above, the Participant’s interest in the Option will be settled in newly issued Shares. Any fractional Share amount existing at the time of distribution shall be forfeited.

Hardship Requests

No hardship distribution may occur prior to the end of the two-year risk of forfeiture period.

Data Privacy

The following provision will apply if the Participant is a resident of Quebec:
The Participant hereby authorizes YUM! and YUM!’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes YUM! and any subsidiary or affiliate and the Plan administrator to disclose and discuss the Plan with his/her advisors. The Participant further authorizes his or her employer to record such information and to keep such information in the Participant’s employee file.

French Language Provision

The following provision will apply if the Participant is a resident of Quebec:
The parties acknowledge that it is their express wish that all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be provided in English.

Les parties reconnaissent avoir exigé que tous les documents, avis et procédures judiciaries, éxecutés, donnés ou intentés en vertu de, ou lié directement ou indirectement à le Programme, soient rédigés en langue anglaise.

Securities Law Information

The Participant is permitted to sell Shares acquired as a result of a distribution from the Plan provided the sale of Shares takes place outside of Canada.

Exchange Control Information

The Participant is solely responsible for complying with applicable exchange control rules in Canada and is advised to consult with his or her personal legal and/or financial advisors to ensure such compliance.

Foreign Asset/Account Reporting Information

Canadian residents are required to report any foreign specified property (including cash held outside of Canada and Shares issued under the Plan) on Form T1135 (Foreign Income Verification Statement) if the total cost of the foreign specified property exceeds C$100,000 at any time during the year. When Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB would ordinarily equal the fair market value of the Shares at the time of acquisition, but if the Participant owns other Shares, this ACB may have to be averaged with the ACB of the other Shares. The Form T1135 must be filed with the Participant’s annual tax return by April 30 of the following year for every year during which his or her foreign specified property exceeds C$100,000. The Participant should consult with his or her personal tax advisor to determine the specific reporting requirements.

UNITED KINGDOM

Participants residing in the United Kingdom should consult the UK specific Prospectus.